UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2009
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Hartmarx Corporation
(Exact name of registrant as specified in its charter)
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Delaware	1-8501	36-3217140
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 North Wacker Drive
Chicago, Illinois 60606
(Address of principal executive offices) (Zip Code)

(312) 372-6300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁫	□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁫	□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁫	□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁫	□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 7, 2009, pursuant to the Amended and Restated Asset Purchase Agreement, dated as of June 1, 2009 (as amended and assigned, the “Asset Purchase Agreement”), Hartmarx Corporation (the “Company”) and certain of its wholly-owned United States subsidiaries (collectively with the Company, the “Sellers”) completed the previously announced sale of substantially all of their assets to assignees of Emerisque Brands UK Limited and SKNL North America, B.V. (collectively, the “Purchasers”), including HMX Operating Co., LLC, in a sale conducted under the provisions of Section 363 of the United States Bankruptcy Code (the “Bankruptcy Code”) and approved by the United States Bankruptcy Court for the Northern District of Illinois Eastern Division (the “Bankruptcy Court”) in an order entered on June 25, 2009. The purchase price for the sale to the Purchasers’ assignees of substantially all of Sellers’ assets was (i) an amount equal to the balance of outstanding obligations under the Sellers’ loan and security agreement (the “Loan Agreement”) with Wachovia Capital Finance Corporation (Central) (“Wachovia”), in its capacity as agent, and the lenders party thereto on the date immediately prior to closing, which amount was approximately $80.3 million and (ii) a payment of $335,000 to Sellers by Purchasers in order to assist with the administration and wind down of Sellers’ bankruptcy estates following closing of the transactions contemplated by the Asset Purchase Agreement, and the assumption of certain liabilities of Sellers by the Purchasers’ assignees as set forth in the Asset Purchase Agreement.

Also, on August 11, 2009, pursuant to an asset purchase agreement, dated as of June 5, 2009 (as amended and assigned, the “Canadian Asset Purchase Agreement”), Coppley Apparel Group Limited (“Coppley”), a wholly-owned subsidiary of the Company, completed the sale of substantially all of its assets (the “Canadian Assets”), other than certain assets relating to its shirt manufacturing operations in Concord, Ontario, to assignees of the Purchasers, including HMX Canada Acquisition Corp., authorized under the Companies’ Creditors Arrangement Act of Canada and approved by the Ontario Superior Court of Justice (Commercial List) in an order entered August 10, 2009. The purchase price for the sale to the Purchasers’ assignees of the Canadian Assets was an amount equal to the balance of Coppley’s outstanding obligations to Wachovia under the Loan Agreement on the date immediately prior to closing, which amount was approximately U.S. $7.3 million, and the assumption of certain liabilities of Coppley by the Purchasers’ assignees as set forth in the Canadian Asset Purchase Agreement.

Item 2.05	Costs Associated with Exit or Disposal Activities.

The disclosure in Item 2.01 of this report is incorporated herein by reference.

The Company is currently unable in good faith to make a determination of an estimate of the amount or range of amounts expected to be incurred in connection with the sale of substantially all of the assets of the Company and its subsidiaries, both with respect to each major type of cost associated with each of the foregoing and with respect to the total cost of each of the foregoing, or an estimate of the amount or range of amounts that will result in future cash expenditures.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 10, 2009, the Company filed with the Delaware Secretary of State a Certificate of Amendment of Restated Certificate of Incorporation of Hartmarx Corporation, a copy of which is attached hereto as Exhibit 3.1 (the “Amendment”) amending its Restated Certificate of Incorporation, effectively immediately, and changing the name of the Company from “Hartmarx Corporation” to “XMH Corp. 1”. The Amendment was made pursuant to Section 303 of the General Corporation Law of the State of Delaware and under an order by the Bankruptcy Court in connection with the Company’s proceeding under Chapter 11 of the Bankruptcy Code.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
2.1
Amended and Restated Asset Purchase Agreement, dated as of June 1, 2009, by and among Hartmarx Corporation, fifty of its wholly-owned United States subsidiaries, Coppley Apparel Group Limited, its wholly-owned Canadian subsidiary, Emerisque Brands UK Limited, SKNL North America, B.V., and, for certain purposes only, S. Kumars Nationwide Limited (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K of Hartmarx Corporation filed with the Securities and Exchange Commission on June 5, 2009)

2.2
First Amendment to Amended and Restated Asset Purchase Agreement, dated as of July 31, 2009, by and among Hartmarx Corporation, fifty of its wholly-owned United States subsidiaries, Coppley Apparel Group Limited, its wholly-owned Canadian subsidiary, Emerisque Brands UK Limited, SKNL North America, B.V., and, for certain purposes only, S. Kumars Nationwide Limited (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K of Hartmarx Corporation filed with the Securities and Exchange Commission on August 6, 2009)

3.1	Certificate of Amendment to the Restated Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTMARX CORPORATION

Date: August 13, 2009	By:	/s/ Taras R. Proczko
Taras R. Proczko
Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
2.1
Amended and Restated Asset Purchase Agreement, dated as of June 1, 2009, by and among Hartmarx Corporation, fifty of its wholly-owned United States subsidiaries, Coppley Apparel Group Limited, its wholly-owned Canadian subsidiary, Emerisque Brands UK Limited, SKNL North America, B.V., and, for certain purposes only, S. Kumars Nationwide Limited (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K of Hartmarx Corporation filed with the Securities and Exchange Commission on June 5, 2009)

2.2
First Amendment to Amended and Restated Asset Purchase Agreement, dated as of July 31, 2009, by and among Hartmarx Corporation, fifty of its wholly-owned United States subsidiaries, Coppley Apparel Group Limited, its wholly-owned Canadian subsidiary, Emerisque Brands UK Limited, SKNL North America, B.V., and, for certain purposes only, S. Kumars Nationwide Limited (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K of Hartmarx Corporation filed with the Securities and Exchange Commission on August 6, 2009)

3.1	Certificate of Amendment to the Restated Certificate of Incorporation